Exhibit 10.18

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is made and entered into as of 28 September 2005 (the “Effective Date”), by and between RedPrairie Corporation, a Delaware corporation (“Company”), and Steve Stanislaus, an individual (“Executive”).

W I T N E S S E T H

WHEREAS, Executive is a key employee of Company and the Company and Executive are parties to an Employment Agreement dated as of April 28, 2004;

WHEREAS, Company desires to avail itself of the benefit of Executive’s continuing services for the benefit of the Company, and is willing to compensate Executive therefore as provided herein;

WHEREAS, Executive desires to accept such employment on the terms hereinafter specified; and

WHEREAS, the parties desire that this Agreement supersede any and all prior agreements between them regarding Employee’s employment by and services to Company; including the April 28, 2004 Employment Agreement between them.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Company and Executive agree as set forth below.

1.    Employment and Duties.   The Company will employ Executive to serve on a full-time basis as its Organizational Development Leader. In such position, Executive shall have such duties customarily accorded to such position in a company of a similar size and nature, including, but not limited to, the powers and duties set forth in the Bylaws of the Company for such office, subject to the legal directives of the Company’s Chief Executive Officer (“CEO”) and Board of Directors (the “Board”) and the corporate policies of the Company as in effect from time to time. In connection herewith, Executive shall be provided with an office, secretarial services and other services generally consistent with prior Company practice and his position with the Company. Executive hereby accepts and agrees to such employment on the terms and conditions expressly set forth in this Agreement.

2.    Term.   The period of Executive’s employment pursuant to this Agreement shall be for a period of one (1) year from the Effective Date. On the first anniversary of the Effective Date and annually thereafter, the period of Executive’s employment pursuant to this Agreement shall automatically be extended for one (1) additional year unless one party has provided the other party notice of non-renewal at least sixty (60) days prior to such renewal date. In each case, the period of Executive’s employment is subject to earlier termination as set forth in Sections 6 and 7 hereof or by mutual agreement of the parties hereto.

3.    Confidential Information and Covenant Not to Compete.

(a) Non-Disclosure.  Executive hereby agrees that, during the term of his employment by the Company and after any termination of his employment with the Company for any reason, he will:

(i)        maintain the confidentiality of all Confidential Information (as defined below) and not mechanically copy or otherwise reproduce, publish, sell, use, make any commercial use of, disclose, demonstrate or make possible the reverse engineering and/or reverse compilation of any Confidential Information of the Company or any of its Affiliates, to any person or entity (other than the Company or any of its Affiliates or designees), except (A) at the request of or with the authorization of the Company, (B) to the extent he has been advised by counsel that to do so is necessary to comply with the law or the valid final order of a court or governmental agency of competent jurisdiction (after giving reasonable advance notice to the Company of any such contemplated disclosure so as to provide the Company with an opportunity to contest any such disclosure), and (C) in order to properly carry out Executive’s duties to the Company hereunder in the normal course of business; and

(ii)        assign, and hereby does assign, to the Company any and all rights which Executive might otherwise claim in and to any Confidential Information and to all granted or applications for letters patent or copyrights therefor in all countries where the business of the Company is carried on or conducted by the Company or any entity directly or indirectly controlled by the Company (collectively with the Company, the “Company Group”), and shall promptly deliver to the Company such written instruments and cooperate and do such other acts as may be reasonably necessary to preserve the Company’s rights in and to the Confidential Information.

Executive further agrees and acknowledges that such Confidential Information, as between the Company and Executive, shall be deemed and at all times remain and constitute the exclusive property of the Company, whether or not patentable or copyrightable.

In the event Executive’s employment with the Company terminates for any reason, Executive shall, upon request by the Company, promptly return to the Company all property of the Company and its Affiliates in his possession or under his direct or indirect control, including, without limitation, all Confidential Information and all equipment and materials in paper, electronic or any other form.

(b) Confidential Information.  For purposes of this Agreement, the term “Confidential Information” shall mean any non-public information that relates to the actual or anticipated business or research and development of the Company or any of its Affiliates, technical data, trade secrets or know-how, including, but not limited to, research, product plans or other information regarding Company’s or any of its Affiliates’ products or services, the markets for such products and services, customer lists and customers (including, but not limited to, customers of the Company or any of it Affiliates on whom Executive called or with whom Executive became acquainted during the term of Executive’s employment), software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, pricing information, finances or other business information of the Company, howsoever produced or reproduced, whether written or oral, whether or not denoted or marked confidential, provided, however, that Confidential Information does not include any of the foregoing items which have become publicly known and made generally available in the industry through no wrongful act of Executive or of others known to the Executive to be under confidentiality obligations as to the item or items involved.

(c) Non-Competition.  Executive hereby agrees that he will not, for a period of twelve (12) months following the date that his employment by the Company terminates (regardless of the reason for such termination) (the date of any such termination of Executive’s employment with the Company is referred to herein as the “Separation Date”):

(i)        authorize his name to be used by any Business Entity;

(ii)       solicit for any Business Entity the employment of any individual who is then currently or was, within the six (6) months preceding the Separation Date, an employee of the Company;

(iii)      induce on behalf of any Business Entity (A) any licensee of a Company product or service; (B) any person or entity for whom the Company provided or was to provide, within six (6) months preceding the Separation Date, maintenance or other services for a fee, pursuant to a formal agreement or otherwise; (C) any person or entity to whom, within six (6) months preceding the Separation Date, the Company had made a presentation or solicitation wholly or partially in writing, or for whom the Company had performed or provided a “savings analysis;” and (D) any joint venturer or subcontractor of the Company (collectively, a “Customer”) to cancel any order previously placed or not place any future orders with the Company;

(iv)       solicit for any Business Entity from any then-Customer of the Company any business opportunity which is competitive or potentially competitive, to any business related to the logistics execution software and support services to the supply chain marketplace carried on by the Company or to the relationship between the Company and the Customer;

(v)        render for any Business Entity any service, for or without any compensation, in connection with the design, development, manufacture, marketing or sale of any product reasonably deemed competitive with any service or product then, or within six (6) months preceding the Separation Date, offered by the Company; or

(vi)       participate in, directly or indirectly, (whether as advisor, principal, agent, partner, officer, director, employee, stockholder, associate or consultant of) any Business Entity (provided that any interest of Executive through investment in up to an aggregate of two percent (2%) in any class of any person whose securities are required to be registered under the Securities Exchange Act of 1934, as amended, shall not be considered participation hereunder).

For the purpose of this Section 3(c), the term “Business Entity” shall mean any person, partnership, corporation or other business entity that at the time is, or within the six (6) months preceding that time was, in competition with any business related to the logistics execution software and support services to the supply chain marketplace carried on by the Company prior to the Effective Date or hereafter conducted by the Company during the term of this Agreement in any county of any state in the United States or any other county of a state or nation where business is then carried on or conducted by the Company.

“Business Entities” shall include, but shall not be limited to, Catalyst International, Inc., The Descartes Systems Group, Inc., EXE Technologies, Inc., HighJump Software, HK Systems, Inc., i 2 Technologies, Inc. Manhattan Associates, Inc., Manugistics Group Inc., Optum, Inc.®, Oracle®, Provia Software, G-Log and SAP® and each of their respective successors and affiliates.

Prior to the Company taking any legal action in connection with an alleged breach by Executive of his obligations set forth in this Section 3, the Company shall inform Executive by written notice with reasonable specificity of the basis for its belief that Executive has breached its obligations and provide Executive with five (5) business days to cure any such alleged breach.

(d) Injunctive Relief.  The services to be rendered by Executive hereunder are of a special, unusual, extraordinary and intellectual character which gives them a peculiar value, the loss of which the Company cannot be reasonably or adequately compensated in damages, and a breach by Executive shall cause the Company irreparable injury and damage. Executive agrees that the remedy at law for any breach by him of any of the covenants and agreements set forth in this Section 3 will be inadequate and that in the event of any such breach, any member of the Company Group, in addition to the other remedies that may be available to it at law, may obtain injunctive relief prohibiting him (together with all those persons associated with him) from the breach of such covenants and agreements. Resort to such equitable relief, however, shall not be construed to be a waiver of any rights or remedies which the Company may otherwise have. The Company shall not be obligated to make any payments pursuant to Section 7(b) or 7(c) or any other type of severance payment while said injunctive relief suit is pending. If the Company determines that injunctive relief is necessary to protect its interests, the Company shall seek such injunctive relief against Executive as expeditiously as possible. In the event that the Company does not prevail in obtaining an injunction against Executive, the Company shall resume its payment obligations to Executive and pay to Executive any amounts withheld during the injunctive relief process.

(e) Severability.  The parties hereto agree that the breadth, duration and area for which the covenant not to compete set forth in subparagraph (c) above is to be effective are reasonable and necessary to protect the goodwill and Confidential Information of the Company and its affiliates, and will not cause an undue hardship on Executive. In the event that any court determines that the breadth, time period and/or the area are unreasonable and that such covenant is to that extent unenforceable, the parties hereto agree that the covenant shall remain in full force and effect for the greatest breadth, greatest time period and in the greatest area that would not render it unenforceable. The parties intend that this covenant shall be deemed to be a series of separate covenants, one for each and every county within the United States of America where this covenant is intended to be effective. In the event that any court determines that the requirement that Executive assign a certain class or classes of Confidential Information to the Company is unreasonable and that such covenant is to that extent unenforceable, the parties hereto expressly agree that the covenant shall be interpreted to not apply to any Confidential Information which falls into such a class or classes.

(f) Ownership of Ideas.  In addition to any other restrictions hereunder, Executive shall not furnish at any time during the period that he is employed by the Company to any other entity, person or persons any proposal or idea previously submitted to the Company or any of its Affiliates by Executive or developed by Executive during the course of his employment by the Company, whether or not such proposal or idea was adopted by or in any way utilized by the Company or any such Affiliate, except after compliance with the Company’s policy on conflicts of interest. Executive hereby grants and assigns to the Company all rights (including, without limitation, any copyright or patent) in the results and proceeds of all of Executive’s services hereunder performed within the scope of Executive’s employment. All such services shall be subject in all respects to the reasonable supervision, control and direction of the Company’s Board. Any work in connection with such services shall be considered “work made for hire” under the Copyright Law of the United States and the Company shall acquire all rights in such work as if the Company were the author of the results and proceeds of such work. Executive agrees to execute promptly any document requested by the Company in order to effect or confirm the Company’s ownership of any such rights.

As used herein, the term “Affiliate” shall mean and include any other corporation, partnership or other entity or enterprise which, directly or indirectly, is controlled by, controls, or is under common control with, the Company. For the purposes of the preceding sentence, the word “control” (including the terms “controlling,” “controlled by” and “under common control with”) shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of an entity, whether through the ownership of voting securities or partnership interests or by contract.

(g) Further Assurances.  Executive will, during the term, execute and deliver any further agreements or certifications as the Company may from time to time reasonably request provided that such agreements and certifications are consistent with Executive’s rights and privileges hereunder.

4.    Compensation.

(a) Salary.  During the term of Executive’s employment by the Company, the Company shall pay Executive a base salary, payable in accordance with the Company’s normal payroll practice, at a rate of $160,000 per year. Executive’s salary will be reviewed at least annually commencing in January 2006 to determine whether the salary should be adjusted.

(b) Bonus.  For each fiscal year of the Company that the applicable performance targets established from time to time by the Board are achieved, and if Executive is employed by the Company pursuant to the terms of this Agreement on the last day of such fiscal year, Executive shall receive a bonus equal to fifty percent (50%) of his then annual base salary, to be paid no later than March 15 of the following year. In the event that the Company outperforms or underperforms the annual performance targets established by the Board, the Board may, at its discretion, increase (if the Company outperforms) or decrease (if the Company underperforms) the Executive’s bonus for that fiscal year. The Board may elect in its sole discretion to award all or any part of such bonus notwithstanding any failure of the applicable performance targets to have been achieved.

5.    Other Executive Benefits.   During the term of Executive’s employment by the Company, the Company shall provide to Executive the following benefits:

(a) Medical, Life and Disability Insurance.  The Company agrees to provide coverage to Executive and his family under such medical, dental, group life and other disability and life insurance plans and other employment benefit plans (including, without limitation, the Company’s current defined contribution plan) as may be maintained from time to time in the discretion of the Company’s management or Board for the benefit of employees of the Company generally and for officers or senior management employees of the Company.

(b) Vacation.  Executive shall be entitled to up to four (4) weeks of paid vacation annually. Executive shall be entitled to other paid time off, such as holidays and sick leave, in accordance with the Company’s programs and policies as in effect generally with respect to other executives of the Company.

(c) Business Expenses.  The Company will pay or reimburse Executive for reasonable business expenses, including travel expenses, incurred by Executive in the course of providing his services hereunder. Such reimbursement shall be made by the Company in accordance with its standard expense reimbursement policies and procedures.

(d) Amendment.  Notwithstanding the foregoing, the Company shall have the right to amend its benefit plans and policies from time to time, provided that any such amendment shall be of general application and shall not single out Executive.

6.    Termination by Reason of Death or Disability.  Executive’s employment by the Company shall terminate automatically upon Executive’s death. If the Company reasonably determines in good faith that the Disability of Executive has occurred (pursuant to the definition of Disability set forth below), it may give to Executive written notice of its intention to terminate Executive’s employment. In such event, Executive’s employment with the Company shall terminate effective on the 30th day after receipt of such notice by Executive, provided that, within the 30 days after such receipt, Executive shall not have returned to full-time performance of his duties. For purposes of this Agreement, “Disability” shall mean a physical or mental impairment which substantially limits a major life activity of Executive and which renders Executive unable to perform the essential functions of his position, even with reasonable accommodation which does not impose an undue hardship on the Company, for a period of no less than ninety (90) days. The Company reserves the right, in good faith, to make the determination of disability under this Agreement based upon information supplied by Executive and/or his medical personnel, as well as information from medical personnel (or others) selected by the Company or its insurers. If Executive’s employment is terminated by reason of Executive’s death or Disability, the Company shall have no further obligations to Executive or his legal representatives under this Agreement, other than for (a) payment of the sum of (i) Executive’s annual base salary through Executive’s Separation Date to the extent not theretofore paid (ii) any earned but unpaid bonus related to the Company’s performance for any period preceding the current fiscal quarter; (iii) a prorated portion of Executive’s bonus for the fiscal quarter in which his employment terminates to the extent the bonus is payable to all employees for such time period; (iv) any accrued vacation pay of Executive to the extent not theretofore paid; and (v) reimbursement of any nonreimbursed business expenses of Executive incurred prior to his Separation Date (the sum of the amounts described in clauses (i), (iv) and (v) shall be hereinafter referred to as the “Accrued Obligations”), which shall be paid to Executive or his estate or beneficiary, as applicable, in a lump sum in cash within 30 days of Executive’s Separation Date; and (b) payment to Executive or his estate or beneficiary, as applicable, any amounts due pursuant to the terms of any applicable welfare benefit plans.

7.    Termination with or without Cause, Termination by Executive.

(a) Termination with Cause.  The Company may terminate Executive’s employment at any time for Cause upon written notice which shall specify the reasons for termination. If the Company so terminates Executive’s employment, the Company shall have no further obligations to Executive under this Agreement other than for payment of the Accrued Obligations. Executive shall not be entitled to any severance pay or any other additional compensation. For purposes of this Agreement, “Cause” shall mean that the Board, acting in good faith based upon the information then known to the Board, determines that Executive:

•	is convicted of, or has pled guilty or nolo contendere to, a felony under the laws of the United States or applicable state law;

•

has engaged in acts of material fraud, material dishonesty or other acts of willful and material misconduct in the course of his employment by the Company, unless Executive believed in good faith that such acts were in the best interests of the Company;

•	willfully fails to comply with reasonable directives of the Board; or

•	any breach of any material term of this Agreement;

provided that “Cause” shall not exist under the third or fourth bullet point above if a cure is reasonably possible in the circumstances unless the Company gives detailed written notice to Executive of the event or circumstances that would otherwise constitute Cause and Executive fails to cure the event or circumstances constituting Cause within fifteen (15) days after receiving such notice.

(b) Termination without Cause.  Notwithstanding anything herein to the contrary, it is understood and agreed that the Company may terminate Executive’s employment for any reason or for no reason at any time or elect not to renew the period of Executive’s employment pursuant to this Agreement. If the Company terminates Executive’s employment for other than Cause or death or Disability or if the Company elects not to renew the period of Executive’s employment pursuant to this Agreement, the Company shall have no further obligations to Executive under this Agreement other than (a) the timely payment of the Accrued Obligations, and (b) provided Executive executes a Separation and General Release Agreement in a form reasonably satisfactory to the Company, (i) a payment of severance pay in the aggregate amount of one times Executive’s annualized rate of base salary from the Company in effect immediately prior to his Separation Date (“Severance Pay”); (ii) any earned but unpaid bonus related to the Company’s performance for any period preceding the current fiscal quarter; (iii) a prorated portion of Executive’s bonus for the fiscal quarter in which his employment terminates to the extent the bonus is payable to all employees for such time period; and (iv) the COBRA Benefit (as hereinafter defined). Such Severance Pay, if any, shall be paid in twelve substantially equal monthly installments (without interest, with each installment equal to approximately 1/12th of the aggregate Severance Pay amount) beginning thirty days after Executive’s Separation Date. The Company’s obligation to provide such Severance Pay, bonus pay, and COBRA Benefit (or continue to provide such benefits, as the case may be) is subject to the condition precedent that Executive not breach any material term of this Agreement. For purposes of this Agreement, if Executive is entitled to the “COBRA Benefit,” the Company shall, during the period (not to exceed eighteen (18) months) following Executive’s Separation Date which the Company is required to provide continued medical coverage to Executive pursuant to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), the Company shall either pay or reimburse Executive for one hundred percent (100%) of Executive’s COBRA premiums to continue for such period the same or reasonably equivalent medical coverage for Executive (and, if applicable, Executive’s eligible dependents) as in effect immediately prior to the Separation Date. Executive shall not be entitled to any additional compensation.

(c) Termination for Good Reason.  Executive may terminate his employment for “Good Reason” after giving the Company detailed written notice thereof, if the Company fails to cure the event or circumstance constituting “Good Reason” within fifteen (15) days after receiving such notice. “Good Reason” means that, without Executive’s express written consent, the occurrence of any one or more of the following: (1) the Company requires Executive to relocate his principal place of employment for the Company more than twenty-five (25) miles from the Company’s principal office location as of the Effective Date, unless closer to Executive’s residence; (2) the Company materially diminishes Executive’s duties or responsibilities in a manner which is inconsistent with the provisions of this Agreement or with his status as Organizational Development Leader; or (3) the Company breaches any material term of this Agreement. In the event Executive terminates his employment for Good Reason, the Company shall have no further obligations to Executive under this Agreement other than (a) the timely payment of Accrued Obligations, and (b) provided Executive executes a Separation and General Release Agreement in a form satisfactory to the Company, (i) payment of the Severance Pay (as defined in (b) above); (ii) any earned but unpaid bonus related to the Company’s performance for any period preceding the current fiscal quarter; (iii) a prorated portion of Executive’s bonus for the fiscal quarter in which his employment terminates to the extent the bonus is payable to all employees for such time period; and (iv) the COBRA Benefit. Such Severance Pay, if any, shall be paid in twelve substantially equal monthly installments (without interest, with each installment equal to approximately 1/12th of the aggregate Severance Pay amount) beginning thirty days after Executive’s Separation Date. The Company’s obligation to provide such Severance Pay, bonus pay, and COBRA Benefit (or continue to provide such benefits, as the case may be) is subject to the condition precedent that Executive not breach any material term of this Agreement. Executive shall not be entitled to any additional compensation.

(d) Termination Without Good Reason.  Executive may terminate his employment without “Good Reason.” In the event Executive terminates his employment without Good Reason, the Company shall have no further obligations to Executive under this Agreement other than for timely payment of the Accrued Obligations. Executive shall not be entitled to any severance pay or any other additional compensation.

(e) Resignation from Boards.  Upon or promptly following any termination of Executive’s employment with the Company, Executive agrees to resign from each and every (i) board of directors (or similar body, as the case may be) and (ii) office of each entity within the Company Group, that he may then hold, and all positions that he may have previously held with any entity within the Company Group.

(f) No Other Claims.  Executive agrees that the payments contemplated by Section 6 and this Section 7, as applicable, (including any benefit pursuant to Section 8,if applicable) shall constitute the exclusive and sole remedy for any termination of his employment and Executive covenants not to assert or pursue any other remedies, at law or in equity, with respect to any termination of his employment (regardless of the reason).

8.    Change of Control.  In the event Executive’s employment by the Company terminates within the first twelve (12) months following a Change of Control in circumstances that entitle Executive to payment of the Severance Pay pursuant to Section 7(b) or 7(c) above, provided Executive satisfies the release provisions set forth therein, Executive shall receive in lieu of the above reference Severance Pay, a Change of Control severance payment equal to one and one half (1.5) times the Executive’s annualized rate of base salary from the Company in effect immediately prior to the Separation Date, payable in eighteen (18) substantially equal monthly installments (without interest, with each installment equal to approximately 1/18th of the aggregate amount) beginning thirty (30) days after Executive’s Separation Date. All of Executive’s then-outstanding and otherwise unvested stock options and other equity-based awards granted by the Company or Parent shall become fully vested upon the Change of Control. In such circumstances, Executive shall have the remaining life of the original option or other term to exercise such options or equity-based award (subject to the Company’s or Parent’s right to earlier terminate such options or equity-based awards pursuant to the change of control provisions applicable to such awards in the applicable Company or Parent stock incentive plan or award agreement thereunder).

“Change of Control” shall mean the acquisition by any individual or business entity (“Person”) after the Effective Date of legal or beneficial ownership of more than fifty percent (50%) of the equity or voting power of the Company, excluding any acquisition by the Company or any Company employee benefit plan or trust or any current shareholder with at least a five percent (5%) legal or beneficial ownership interest in the equity or voting power of the Company (or any affiliate of any such entity).

9.    Non-Disparagement.  Executive agrees that he shall not, during his employment with the Company and thereafter, directly or indirectly, make or ratify any statement, public or private, oral or written, to any person that disparages, either professionally or personally, the Company, its Affiliates, as well as its and their respective directors, officers, agents, employees, stockholders, and successors, past and present, and each of them. Nothing in this Section 9 shall in any way prohibit Executive from disclosing such information as may be required by law, or by judicial or administrative process or order or the rules of any securities exchange or similar self-regulatory organization applicable to Executive. For purposes Section

9, a statement shall be considered to “disparage” only if Executive knew or reasonably should have known at the time of making the statement that such statement, when made, would have an adverse effect on the business, business reputation, or personal or professional reputation of the person so disparaged.

10.    Indemnification.  The Company agrees to indemnify Executive to the fullest extent provided in the Company’s Bylaws for officers generally.

11.    General Provisions.

(a) Representations and Warranties.  Executive hereby represents and warrants to the Company that he is not a party to any other agreement which would have the effect of preventing the execution by him of this Agreement or the fulfillment by him of his obligations hereunder. Executive further confirms that he has carefully read this Agreement, fully understands its contents and terms, and has had an opportunity to ask the Company about any questions, concerns or issues Executive may have in connection with this Agreement or its terms. Executive also confirms that he has an opportunity to consult legal counsel and other advisers of his choice in connection with this Agreement.

(b) Notices.  Any notice to be given pursuant to this Agreement shall be in writing and shall be deemed duly given (i) three (3) business days after deposit in the United States mail, certified mail, return receipt requested, to the party to receive such notice at the address specified below or (ii) immediately upon actual delivery and receipt of the notice, or (iii) the next business day after deposit with a reputable overnight courier, addressed to the party to receive such notice at the address specified below:

If to the Company, to:	RedPrairie Corporation 20700 Swenson Drive Waukesha, Wisconsin 53186 Attention: General Counsel

If to Executive, to:	Steve Stanislaus

Either party may change his or its name and/or address for purposes of this Section by giving the other written notice of the new name and/or address in the manner set forth above.

(c) Successors and Assigns.  This Agreement shall bind and shall inure to the benefit of the Company Group and any and all of its successors and assigns. This Agreement is personal to Executive and shall not be assignable by Executive. The Company may assign this Agreement to any entity which (i) purchases all or substantially all of the assets of the Company or (ii) is a direct or indirect successor (whether by merger, sale of stock or transfer of assets) of the Company. Any such assignment shall be valid so long as the entity which succeeds to the Company expressly assumes the Company’s obligations hereunder and complies with its terms.

(d) Waiver of Breach.  The waiver by the Company or Executive of a breach of any provision of this Agreement by the other shall not operate or be construed as a waiver of any subsequent breach by the other.

(e) Entire Agreement/Modification.  This Agreement contains all of the covenants and agreements between Executive on one hand, and the Company on the other hand, with respect to Executive’s employment in any manner whatsoever and supersede any prior agreements between Executive on one hand, and the Company on the other hand (including, without limitation, any employment agreement or change of control agreement between them). Any prior negotiations, correspondence, agreements, proposals or understandings relating to the subject matter hereof shall be deemed to have been merged into this Agreement, and to the extent inconsistent herewith, such negotiations, correspondence, agreements, proposals, or understandings shall be deemed to be of no force or effect. There are no representations, warranties, or agreements, whether express or implied, or oral or written, with respect to the subject matter hereof, except as expressly set forth herein. Any modification of this Agreement will be effective only if it is in writing and signed by both parties.

(f) Partial Invalidity.  If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions shall nevertheless continue in full force without being impaired or invalidated in any way.

(g) Governing Law.  The validity of this Agreement and the interpretation and performance of all of its terms shall be governed by the laws of the State of Wisconsin without reference to its conflict of laws provisions.

(h) Resolution of Disputes.  Any controversy arising out of or relating to this Agreement, its enforcement or interpretation, or because of an alleged breach, default, or misrepresentation in connection with any of its provisions, or any other controversy arising out of Executive’s employment, including, but not limited to, any state or federal statutory claims, shall be submitted to arbitration in Milwaukee, Wisconsin, before a sole arbitrator selected from the American Arbitration Association, as the exclusive forum for the resolution of such dispute; provided, however, that provisional injunctive relief may, but need not, be sought by either party to this Agreement in a court of law while arbitration proceedings are pending, and any provisional injunctive relief granted by such court shall remain effective until the matter is finally determined by the Arbitrator. Final resolution of any dispute through arbitration may include any remedy or relief which the Arbitrator deems just and equitable, including any and all remedies provided by applicable state or federal statutes. At the conclusion of the arbitration, the Arbitrator shall issue a written decision that sets forth the essential findings and conclusions upon which the Arbitrator’s award or decision is based. Any award or relief granted by the Arbitrator hereunder shall be final and binding on the parties hereto and may be enforced by any court of competent jurisdiction. The parties acknowledge and agree that they are hereby waiving any rights to trial by jury in any action, proceeding or counterclaim brought by either of the parties against the other in connection with any matter whatsoever arising out of or in any way connected with this Agreement or Executive’s employment. The parties agree that the Company shall be responsible for payment of the forum costs of any arbitration hereunder, including the Arbitrator’s fee.

(i) Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but together which shall constitute one and the same document.

(j) Section Headings.  The section headings in this Agreement are for the purpose of convenience only and shall not limit or otherwise affect any of the terms hereof.

(k) Taxes.  Notwithstanding anything else herein to the contrary, the Company may withhold from any amounts otherwise due or payable under or pursuant to this Agreement such federal, state and local income, employment, or other taxes as may be required to be withheld pursuant to any applicable law or regulation and any additional amounts that Executive may authorize.

(l) Invalid Provisions.  Without limiting the application of any other specific severability provision in this Agreement, if any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future law, such provision shall be fully severable. This Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof and the remaining portions hereof shall remain full force and effect and shall not be effective by the illegal, invalid or unenforceable provision or by its severance herefrom. Furthermore, in lieu of such illegal, invalid or unenforceable provision there shall be added automatically as part of this Agreement a provision similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid, and enforceable.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed on its behalf by its duly authorized officer and Executive has executed the same as of the day and year first above written.

REDPRAIRIE CORPORATION, a Delaware corporation

By:	/s/ John Jazwiec

Its:	Chief Executive Officer

STEVE STANISLAUS

By:	/s/ Steve Stanislaus

First Amendment to Employment Agreement

Between

RedPrairie Corporation

and

Steve Stanislaus

This Amendment dated as of the 5th day of January 2007, is attached to and made a part of the Employment Agreement dated 28 September 2005 (the “Agreement”) between RedPrairie Corporation (hereafter “Company”) and Steve Stanislaus (hereinafter “Executive”). Wherever possible, the terms of this Amendment shall be read in such a manner so as to avoid conflict with the terms of the Agreement but, in the event of an unavoidable conflict, the terms of this Amendment shall control over the terms and conditions of the Agreement. For good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree to revise the Agreement, which revisions are retroactively effective as of the date set forth above, in accordance with the following terms:

1.	The following sentence of Section 8 (Change of Control) is deleted in its entirety:

“In such circumstances, Executive shall have the remaining life of the original option or other term to exercise such options or equity-based award (subject to the Company’s or Parent’s right to earlier terminate such options or equity-based awards pursuant to the change of control provisions applicable to such awards in the applicable Company or Parent stock incentive plan or award agreement thereunder).”

2.	Except as expressly provided otherwise in this Amendment, all the terms and conditions of the Agreement shall remain in full force and effect.

In WITNESS WHEREOF, the Company has caused this Agreement to be executed on its behalf by its duly authorized officer and Executive has executed the same as of the day and year first written above.

REDPRAIRIE CORPORATION		STEVE STANISLAUS

By:	/s/ Laura L. Fese	/s/ Steve Stanislaus

Name:	Laura L. Fese

Title:	Chief Legal Officer

Second Amendment to Employment Agreement

Between

RedPrairie Corporation

and

Steve Stanislaus

This Second Amendment dated as of the 1st day of January 2009, is attached to and made a part of the Employment Agreement dated 28 September 2005, as amended (the “Agreement”) between RedPrairie Corporation (hereafter “Company”) and Steve Stanislaus (hereinafter “Executive”). Wherever possible, the terms of this Amendment shall be read in such a manner so as to avoid conflict with the terms of the Agreement but, in the event of an unavoidable conflict, the terms of this Amendment shall control over the terms and conditions of the Agreement. For good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree to revise the Agreement, which revisions are retroactively effective as of the date set forth above, in accordance with the following terms:

1.    Section 8 of the Agreement is deleted in its entirety and replaced with the following new language:

“8.    Change of Control. In the event Executive’s employment by the Company terminates within the first twelve (12) months following a Change of Control in circumstances that entitle Executive to payment of the Severance Pay pursuant to Section 7(b) or 7(c) above, provided Executive satisfies the release provisions set forth therein, Executive shall receive in lieu of the above referenced Severance Pay, a Change of Control severance payment equal to one and one half (1.5) times the Executive’s annualized rate of base salary from the Company in effect immediately prior to the Separation Date, payable in eighteen (18) substantially equal monthly installments (without interest, with each installment equal to approximately 1/18th of the aggregate amount) beginning thirty (30) days after Executive’s Separation Date. If a Change of Control occurs while the Executive is still employed by the Company (or any of its Affiliates), then all of Executive’s then-outstanding and otherwise unvested stock options and other equity-based awards granted by the Company or RedPrairie Holding, Inc. (the “Parent”) shall become fully vested as of immediately prior to the Change of Control, except as expressly provided otherwise in the agreement governing such stock option or other equity-based awards.

“Change of Control” shall mean the acquisition by any individual, corporation, partnership or other entity (each, a “Person”) after the Effective Date of legal or beneficial ownership of more than fifty percent (50%) of the equity or voting power of the Parent or the Company; provided, however, the following acquisitions of equity or voting power of the Parent or the Company shall not constitute a Change in Control (regardless of the resulting changes in percentage ownership of the Parent or the Company by any of its shareholders by reason of such acquisition): any acquisition by (i) the Parent or the Company, (ii) any employee benefit plan (or related trust) sponsored or maintained by the Parent, the Company or any affiliate or a successor thereof, or (iii) any Person who is the legal or beneficial owner of at least five percent (5%) of the equity or voting power of the Parent or the Company (or any affiliate of any such Person) as of immediately prior to the date of such acquisition As used in the definition of Change of Control, “affiliate” means, with respect to any Person, any other Person which, directly or indirectly, is controlled by, controls, or is under common control with, such Person. For the purposes of the preceding sentence, the word “control” (including the terms “controlling,” “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of the entity, whether through the ownership of voting securities or partnership interests or by contract.”

2.    Except as expressly provided otherwise in this Amendment, all the terms and conditions of the Agreement shall remain in full force and effect.

In WITNESS WHEREOF, the Company has caused this Agreement to be executed on its behalf by its duly authorized officer and Executive has executed the same as of the day and year first written above.

REDPRAIRIE CORPORATION		STEVE STANISLAUS

By:	/s/ Michael Mayoras	/s/ Steve Stanislaus

Name:	Michael Mayoras

Title:	CEO